DISA

MEDINOTEC

DISA Medinotec (Pty) Ltd	T: +27 (0)87 330 2301
Stand 171, Northlands Business Park Bush Telegraph Street	F: +27(0)86 441 5089
Northriding, Gauteng 2169 South Africa	www.disamedinotec.com

EXCLUSIVE DISTRIBUTION AGREEMENT

BETWEEN

DISA MEDINOTEC (PTY) Ltd.

Northland Business Park 171 Bush Telegraph Street

Northriding, Johannesburg 2169 South Africa

AND

DISA LIFE SCIENCES (Pty) Ltd

Northland Deco Park 299 Avant Garde Avenue

Northriding, Johannesburg 2169 South Africa

BRINGING QUALITY TO LIFE

DISA Medinotec (Pty) Ltd

Directors: Dr. Gregory Vizirgianakis & Pieter van Niekerk

Reg No: 2015/115015/07 VAT Reg. No: 4820269530

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EXCLUSIVE DISTRIBUTION AGREEMENT

Summary

ARTICLE 1 - DEFINITIONS	4
ARTICLE 2 - APPOINTMENT	4
ARTICLE 3 - MINIMUM TARGETS	5
ARTICLE 4 - COOPERATION AND TRANSPARENCY; PARTIES' OBLIGATIONS 6
4.1	Obligations of Distributor 6
4.2	Obligations of Disa Medinotec 7

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THIS AGREEMENT made on 01 March January, 2020 Byandbetween

(A)	DISA MEDINOTEC (PTY) Ltd., Northlands Business Park, 171 Bush Telegraph Street, Northriding, Johannesburg 2169, South Africa (Hereinafter called "Disa Medinotec").

and

(B)	DISA LIFE SCIENCES (Pty) Ltd (Hereinafter called "Distributor")

(Disa Medinotec and Distributor hereinafter called, jointly, the "Parties", each a

"Party")

RECITALS

WHEREAS Disa Medinotec is manufacturing, marketing, and selling Cape Cross PTCA Balloon Catheters, Cape Cross NC PTCA Balloon Catheters and Trachealator Airway Dilation Catheter.

WHEREAS Distributor is willing to market through its own sales force Disa Medinotec products and declares that it has the appropriate means to promote and develop the sales of such Product in the Territory.

WHEREAS the Parties wish to define the basis of collaboration whereby the Distributor, directly will act as Disa Medinotec's exclusive distributor for the Disa Medinotec's Product in the Territory.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties mutually agree to the following:

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EXCLUSIVE DISTRIBUTION AGREEMENT

ARTICLE 1 - DEFINITIONS

In this Agreement, each time the following terms are used with capital initial, meanings shall be specified hereunder:

•	"Contract Years" shall mean the five financial years (Mar - Feb) 2020 - 2025

•	"Effective Date" shall mean the date whereby both parties have signed.

•	"Product" shall mean the Products currently manufactured by Disa Medinotec and relating to

- Cape Cross PTCA Balloon Catheters
- Cape Cross PTCA NC Balloon Catheters
- Trachealator Non-occlusive Airway Dilation Balloon

•	"Recall Operation" shall mean the operation for recalling the Product if it is suspected or known to be defective.

•	"Territory" shall mean The Republic of South Africa

•	References herein to Articles and Exhibits shall be to articles and exhibits of this Agreement.

ARTICLE 2 - APPOINTMENT

2.1	Disa Medinotec hereby grants to Distributor the exclusive right, which the Distributor hereby accepts, to distribute the Product as defined in Article 1 in the Territory.

2.2	The Parties understand and agree to directly and indirectly comply with the exclusivity undertaking. Without limiting the generality of the foregoing,

a)	For the duration hereof, and starting from the Effective Date and onwards, Distributor shall refrain from being involved, in any way or manner directly or indirectly, in the manufacturing, distribution, promotion and/or sale of

Product which are or could be considered as competing Product with the Product described in Article I above.

b)	Disa Medinotec will refrain from actively and inactively selling Product described in Article I above in the Territory.

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2.3	Distributor represents and warrants to Disa Medinotec that as of the date of this Agreement Distributor is not representing or selling any product that competes with or conflicts with the Product.

2.4	Distributor shall purchase from Disa Medinotec the Product which it shall promote and sell in the Territory using its own sales forces and at its own risk, hazard and liability, save as otherwise expressly indicated herein.

2.5	Distributor shall perform its distribution activities with due care and skill, using all necessary and suitable professional staff, as well as appropriate financial and logistic structures, with the aim at providing top level support and service to the customers in the Territory and at maximizing the sales of the Product.

2.6	Distributor shall strictly comply, at all times, with the procedures communicated by Disa Medinotec from time to time. In addition, Distributor shall comply with all applicable local and international laws, regulations and conventions or treaties, in particular (without limitation) those relating to bribery, corrupt practices, illegal payments to doctors and/or government officials and the like.

2.7	For the purposes of this Agreement, the purchase and sale of goods shall be governed by the Disa Medinotec's sales conditions, as set out in article 6, unless expressly stated otherwise in the agreement.

ARTICLE 3 - COOPERATION AND TRANSPARENCY; PARTIES' OBLIGATIONS

The relationship between the Parties hereunder shall be based on a spirit of mutual trust, co-operation and transparency involving in particular the communication by Disa Medinotec of all information reasonably required by Distributor for the promotion and the sale of the Product in the Territory and the communication by Distributor of all information reasonably required by Disa Medinotec for a good understanding of the market needs and of the possible development of the Product. To that effect the Parties shall have in particular the following obligations:

3.1	Obligations by Distributor

a)	Distributor shall communicate to Disa Medinotec its marketing and purchasing plan for the Product for the Contract Year including promotional activities, mailings, participation in exhibitions, sales forecasts for the Product. All promotional/communication materials and initiatives, like brochures, CD-ROM, flash drives, presentation of operating techniques and any other mean of communication such as logos, participation to congresses and others, should bear the logo of Disa Medinotec in a visible way, next to the logo of Distributor,

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and in a way and manner ensuring equal visibility of the two logos. Distributor shall use the expression "Exclusive Distributor of Disa Medinotec" in all documents, materials, etc. directly or indirectly related and connected to the Product It shall be a fundamental principle of this Agreement that Distributor shall not be entitled to use logos, protected names, trade or service marks of Disa Medinotec unless each such use is previously and expressly authorised by Disa Medinotec in writing, such authorisation being granted or withheld on a case-by case basis.

b)	At any time and/or upon request of Disa Medinotec, Distributor shall communicate any information concerning the Product, including, and not limited to such information as market trends, competitive environment and competitor's prices, technical or commercial information useful for the adaptation of the Product to market requirements, customers, individual prices and terms of payments. Distributor will follow the marketing guidelines given by Disa Medinotec in terms of promotion and training to personnel and surgeons of the Product in the Territory.

c)	In order to enable Disa Medinotec to comply with the requirements of CE and/ or FDA regulations, Distributor shall keep suitable distribution records for each batch of the Product sold. This information shall be made available to Disa Medinotec upon request.

d)	Distributor shall assist Disa Medinotec to obtain any necessary registration of the Product in the Territory, as such registrations may be required from time to time under applicable law. The registration costs and expenses will be borne by the Distributor.

e)	The expected approximate time for the Distributor to obtain registration of the Product needs to be communicated to Disa Medinotec. In the event that the registration of the Product in the Territory will be not obtained within one (1) month past the expected registration date and after receiving all documents required for such registration from Disa Medinotec, Disa Medinotec will have the right to terminate this Agreement with two (2) months prior written notice without any obligation to indemnify the Distributor.

f)	The Distributor will appoint at least one director of DISA Medinotec to its Board of directors as a non-executive board member to ensure good governance and oversight is maintained
3.2	Obligations by Disa Medinotec

a)	Disa Medinotec shall provide Distributor and its employees with sufficient training, documentation, and technical support. In the case of basic trainings for salespeople of Distributor and in case of travels of managers of Disa Medinotec to

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the Territory, the flight tickets will be paid by the "sending party" and hotel accommodations and meals will be paid by the "receiving party".

b)	Disa Medinotec shall provide to Distributor brochures, technical information and specifications relating to the Product for use by Distributor to produce its own advertising and promotional documentation if required. Any documentation produced by Distributor shall be entirely at the cost and expense of the Distributor and will be submitted to Disa Medinotec for prior written approval. Distributor will be entitled to use the promotional materials of Disa Medinotec, adapting them, e.g., by a sticker, to its own use, mentioning always "exclusive Distributor of Disa Medinoted'.

3.3	Meetings

Disa Medinotec and Distributor shall meet, whenever deemed necessary by the Parties and at least twice during each Contract Year, to discuss any and all matter of interest under this Agreement.

ARTICLE 4 - CONFIDENTIALITY

4.1	The Parties agree that all information disclosed and communicated hereunder between them and qualified by the disclosing Party as being confidential (hereinafter called the "Information"), shall be held and treated in the utmost and strictest confidence. The receiving Party further agrees not to use the Information to the benefit of itself or of others, except for any other use consistent herewith, and not to disclose any of such Information to any third party unless and until expressly authorized in writing to do so by the disclosing Party.

4.2	The Parties however agree that, notwithstanding the above mentioned obligations of confidentiality and restricted use, the receiving Party shall be under no such obligation with respect to any information (i) which is, at the time of disclosure, already available to the general public, (ii) which becomes at later date available to the general public through no fault of the receiving Party and then only after said later date, (iii) which the receiving Party can demonstrate was in its possession before receipt without any qualification as being confidential or (iv) which was disclosed to the receiving Party by a third party without restriction on disclosure, such third party having the lawful right to disclose such Information.

4.3	The above-mentioned obligations of confidentiality and restricted use shall remain in effect for the duration hereof and for a period of five (5) years after the date of termination of this Agreement.

ARTICLE 5 - ORDERS, PRICES, PAYMENTS AND DELIVERIES

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5.1	Distributor shall, on the date of commencement of the contract year communicate to Disa Medinotec its purchase forecasts for the Product.

5.2	Each order placed by the Distributor shall be deemed accepted upon the explicit, prior written confirmation of acceptance by Disa Medinotec, but Disa Medinotec shall not unreasonably withhold such acceptance.

Disa Medinotec shall use its reasonable commercial efforts to supply the Product, which are the subject matter of a confirmed order withing eight (8) weeks from the date of the written confirmation of acceptance of the order by Disa Medinotec.

Deliveries will occur "ex works Disa Medinotec, Johannesburg, South Africa.

The initial stock will be created by Distributor and Disa Medinotec will cooperate to deliver it.

5.3	Thereafter, the Price may be reviewed not more than once a year. To that effect, Disa Medinotec shall propose a Price ("Proposed Price") revision to Distributor and within a period of thirty (30) days after the receipt of any such proposal the Parties shall negotiate in good faith such new Prices, in particular taking into account production and cost related elements. The agreed new Prices shall be applicable to all orders sent by Distributor after the agreement on the Price revision is reached. Should, at the end of said thirty (30) days' period of negotiation, the Parties be unable to agree on the Proposed Price(s), thirty (30) further days are allowed for negotiation during which time the current Price(s) shall apply.
5.4	The payment currency will be in South African Rands (ZAR).

5.6	All sales made according to this Article 6 shall be final and no Product may be returned without the prior written consent of Disa Medinotec (Pty) Ltd.

ARTICLE 6: MARKETING AND RESALE; STOCK

6.1	Distributor shall strictly comply with Disa Medinotec's product marketing and communication strategy, as it will be communicated to Distributor from time to time. In case of major differences about the strategy for a specific product, Disa Medinotec shall have the option to withdraw the exclusivity for the concerned product. Distributor shall ensure that the sale, promotion, and introduction of the Product in the Territory comply with the Product' importation permit or other registration with the territory's authorities.

6.2	Distributor shall not represent itself as Disa Medinotec's agent or representative. Distributor shall act independently and on its own and organize itself the way it deems most appropriate to carry out its tasks hereunder.

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6.3	Distributor shall endeavour its best efforts to promote and sell the Product to existing and potential customers within the Territory, by all appropriate means. Any and all costs and expenses related to actions engaged and means set up by Distributor to that effect shall be borne by Distributor.

6.4	Distributor shall, at its own cost, provide customers with all adequate technical support and instructions for use with a view to developing customers' knowledge of the Product and to insure proper use of the Product. Technically qualified employees will execute the technical support services.

6.5	Distributor shall promptly inform Disa Medinotec both by phone and email of any and all claims initiated or threatened by customers. More particularly Distributor shall duly investigate the origin of such claim and the Parties shall reasonably agree on the appropriate way of dealing with the relevant issues. It is however understood that, should Disa Medinotec's liability or responsibility be involved, Disa Medinotec shall, at its own discretion and responsibility, decide on and carry out the appropriate course of action.

6.6	In order to ensure traceability Distributor will, on its own behalf, maintain accurate and complete records of all sales and other distributions of the Product for a minimum of 20 years including at least the following:
a)	Date of sale or distribution;
b)	Description of the Product, including name, model, and serial number;
c)	Identity of purchaser, including name and address;
d)	If permitted under the law of the Territory, identity of patients, including name and address, in whom the Product are used.

Distributor will make the foregoing information avaHable to Disa Medinotec, at the latter's request, and to any governmental authority legally entitled to such information. Within fifteen (15) days after termination of this Agreement, Distributor will provide to Disa Medinotec a copy of its records containing the foregoing information.

The responsibility of the traceability remains with the Distributor, which shall be in a position to provide all data to Disa Medinotec, upon request.

Distributor further agrees to cooperate in any recall procedure initiated by Disa Medinotec or governmental authority acting within or outside the Territory.

6.7	Further to article 6.6 above the distributor shall maintain a vigilance system in accordance with MEDDEV 2.12-1 which is presented in Exhibit II.

6.8	Distributor shall keep at all times an adequate inventory of the Product as reasonably required to meet the demand of its customers in the Territory with the shortest possible delivery time. Furthermore, Distributor shall keep such inventory according to the warehousing conditions, as required for medical devices.

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ARTICLE 7: PATENTS, COPYRIGHT, TRADEMARKS INFRINGEMENTS

7.1	If Distributor is charged with infringement of any patent - relating to the manufacture and/or the use of the Product of Disa Medinotec, copyrights, trademarks and/or other intellectual property rights of Disa Medinotec- Disa Medinotec shall have the sole right to conduct any negotiations and to control any litigation provided Disa Medinotec shall be notified promptly in writing and given authority to resolve any such claim.

7.2	Distributor shall inform Disa Medinotec in good faith and shall render to Disa Medinotec, all assistance reasonably necessary and/or requested by Disa Medinotec. Disa Medinotec shall indemnify and hold Distributor harmless from all losses, costs, claims, suits, judgments, penalties, liabilities or damages and expenses (including attorney's fees and costs) of any kind, arising from a claim that the Product infringe a patent or any other intellectual property right (except to the extent such infringement, violation or claim is due to Distributor).

ARTICLE 8 - WARRANTIES AND LIABILITIES

8.1	Disa Medinotec warrants that:
a)	All Product will be of merchantable quality, will be in conformity with the EC regulations and shall be in substantial conformity with the specifications, product pamphlets and samples related to the Product.
b)	Disa Medinotec is not aware of any rights of any third party in the Territory, which might render the sale of the Product, or the use of any of Disa Medinotec's logos, trademarks or other intellectual property unlawful or challengeable.

8.2	Distributor shall invoice its customers in its own name and for its own account and shall therefore be responsible for any risks or liabilities arising from the sale, shipment or use of the Product by its customers to the exclusion of those risks and liabilities which are directly attributable to the Product. Disa Medinotec shall not incur any risk or liability attributable to the Product when such occurrence is caused by any negligence or other default on the part of Distributor.

8.3	Disa Medinotec shall indemnify and keep Distributor harmless from all losses, costs or damages, which Distributor may be held liable to pay as a result of claims or suits arising out of any injuries to persons and/or damages to property caused by Product not being in substantial conformity with the specifications, product pamphlet and related samples of the Production (i.e., product liability claims). This obligation will not apply if the claims or suits incurred are due to Distributor's own made warranties or negligence.

8.4	Distributor shall in turn indemnify and keep Disa Medinotec harmless from all

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losses, costs, or damages, which Disa Medinotec may be held liable to pay as a result of claims or suits, arising out of any activity performed by Distributor in connection with the importation, advertisement, introduction, promotion, distribution and/or sale of the Product.

8.5	In the event Distributor is under the obligation of recalling any Product from its customer(s), then Distributor shall be entitled and obliged to return the recalled Product to Disa Medinotec at the same purchasing price and same payment terms, The Parties shall affect and maintain a product liability insurance coverage reasonably sufficient to cover damages as might be caused by the Product sold by Distributor in the Territory.

ARTICLE 9 - FORCE MAJEURE

9.1	The obligations of either Party to perform under this Agreement, with the exception of the obligation to pay for the delivered Product, either the respective purchase price thereof which may not be excused under any circumstances, shall be excused during any period of delay caused by matters such as strikes, acts of God or changes in the regulatory framework or applicable law, which are reasonably beyond the control of the party obligated to perform.

ARTICLE 10 - COMPLIANCE WITH LAWS, RULES AND REGULATIONS

10.1	Disa Medinotec will comply with all applicable provisions of any rules and regulations promulgated by the regulatory agency with jurisdiction over the Product in the Country of origin.

10.2	Distributor will be solely responsible for compliance with all laws, rules, and regulations applicable anywhere in the Territory, including, without limitation, any laws, rules and regulations relating to privacy, the importation and sale, of medical devices, as well as all laws governing improper payments to officials or others in furtherance of the promotion of Product such as the Product. The Distributor will obtain and maintain all necessary importation permits, license, or registrations from competent authorities, and will satisfy and maintain all statutory conditions as may be required under law to satisfy the legal importation and trading of the Product in the Territory.

Distributor will accept the documents and/or instructions of Disa Medinotec concerning any other international rule concerning the compliance to international laws (i.e., rules and/or laws from outside the country of origin and/or the Territory.

10.3	Distributor will apply for all approvals required for the importation and commercialisation of the Product in the Territory. Distributor will submit all documents required for such approval to Disa Medinotec for its review before the documents are submitted to the appropriate regulatory authority. Distributor will

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ARTICLE 11 - TERM AND TERMINATION

11.1	This Agreement shall be effective as of the Effective Date and shall expire at Feb 28, 2025.

11. 2 It shall thereafter continue for successive periods of two (2) years each, provided the Parties have agreed upon the Minimum Targets for said successive periods and on the price of the Product, and unless terminated by either Party with written notice of termination to the other Party at least six (6) months prior to the end of the Initial Term and/or of any the successive period of three (3) years.

11.3	It is hereby agreed that Disa Medinotec shall have the right to terminate this Agreement immediately with written notice, and without any obligation to indemnify the Distributor, in the following cases:

a)	the active resale of Product by the Distributor outside the Territory; - the infringement of non-competition obligation;

b)	in case of partial or total discontinuance or interruption of the activities of the Distributor, in case of insolvency, bankruptcy, receivership, and/or liquidation of the Distributor, or any kind of concurrence of creditors.

c)	in case of wrongful misconduct, fraud, gross default, criminal offences, gross negligence, or the non-compliance with Articles 3.1 c), 12.2. and 12.3 of this Agreement.

e)       any other material breach of this Agreement by the Distributor.

11.4	It is hereby agreed that Distributor shall have the right to terminate this Agreement immediately with written notice, and without any obligation to indemnify Disa Medinotec in case of a material breach of Disa Medinotec.

11.5	Without prejudice to any right granted to terminate, in all cases, the Parties will use their best efforts to immediately remediate any situation based upon which any Party has the right to terminate this Agreement.

11.6	Upon termination of this Agreement for any reason whatsoever, the following shall apply.

a)	Neither party hereto shall be liable to the other for any termination compensation, whether based on goodwill, loss of income or otherwise.

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b)	Upon notice of termination of this Agreement for any reason whatsoever, Disa Medinotec shall deliver any and all orders placed by Distributor prior to said termination date, provided however that such acceptance by Disa Medinotec of orders from Distributor shall not be construed as a renewal of this Agreement for any further term or as a waiver of the termination, and, provided further, that all such deliveries shall be paid for in full in advance except if the party notifying termination is Disa Medinotec.

c)	Within thirty (30) days of the termination of this Agreement, Distributor shall return to Disa Medinotec all advertising material, catalogues, technical files or other Distributor has received from Disa Medinotec during the term of this Agreement, and terminate sales of Product.

d)	Distributor shall no longer have the right to use any Trademarks or Disa Medinotec's logos or names in any manner whatsoever, and will refrain from using these Intellectual Property rights, and remove these from any material.

e)	Distributor shall not, for any reason, obstruct the sales and the delivery of the Product in the Territory after termination of the contract.

t)	In case of termination by Disa Medinotec for any reason other than due to a breach by Distributor, Disa Medinotec shall purchase from Distributor any and all Product held by Distributor as of the date of termination (excluded all polyethylene components with less than 2.5 years of residual shelf life), for their original purchase price (provided that such Products are unused and are in their original packaging, comprisable and inspected with a satisfactory results by Disa Medinotec).

g)	Upon Disa Medinotec's request, and to the fullest extent permitted under applicable law.

Distributor shall immediately transfer to Disa Medinotec, or any other party individualized by Disa Medinotec, for no consideration, any and all medical registrations, including any and all Product specifications submitted to regulatory authorities, price approvals, reimbursement approvals and/or other authorizations and/or permits necessary or prudent for the marketing and sale of the Product in the Territory. Furthermore, Distributor shall to the best of its ability assist Disa Medinotec in having the registrations, the applications for registrations and the permits relating to the Product and the Product licenses transferred to Disa Medinotec or a party designated by Disa Medinotec for the Territory. Distributor is not entitled to hold any lien on the registrations or the applications for registrations, and undertakes to sign all relevant and necessary certificates, in order for Disa Medinotec to have the registrations, the applications and the permits transferred.

Should assignment of the registrations and permits not be possible for legal reasons, Distributor upon request from Disa Medinotec agrees to immediately renounce any registrations, applications for registrations and permits issued in its name.

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Distributor shall, to the best of its ability, assist and facilitate Disa Medinotec in having the Product registrations, permits, and licenses registered to a party or parties which Disa Medinotec may designate for the Territory. If Distributor is registered as the user of the trademarks in any register in the Territory, Distributor shall automatically cease to use them and, as per the effective date of termination, arrange for and document to Disa Medinotec cancellation of any such registrations as the user of the trademarks.

Distributor shall not, for any reason, obstruct the sales and the delivery of the Product in the Territory after termination of the contract.

ARTICLE 12 - MISCELLANEOUS PROVISIONS

12.1	Nothing contained herein shall constitute, or shall be deemed to constitute, a partnership between the Parties or constitute, or be deemed to constitute, Distributor as having authority or power to bind Disa Medinotec, to receive payments on behalf of Disa Medinotec, or the right to contract in the name of and/or create a liability against Disa Medinotec in any way or for any purpose.

12.2	Nothing herein shall be construed as granting to Distributor any right or license to use patents, marks, logos, names or other intellectual property owned by or pertaining to Disa Medinotec save as expressly indicated in this Agreement. Distributor shall promptly inform Disa Medinotec about any event, which may amount to an infringement of Disa Medinotec's intellectual property rights.

12.3	All notifications required hereunder shall be sent by e-mail with receipt request and confirmed by registered mail to the respective addresses of the Parties shown at the beginning of this Agreement or to any other address of either Party notified accordingly to the other Party.

12.4	Any provision of this Agreement which in any way contravenes any applicable law shall be deemed separable and shall not affect the validity of any other provision of this Agreement.

12.5	Failure of either Party to enforce complete and punctual performance of any obligation hereunder of the other Party shall not be deemed as a waiver of such Party's right to thereafter enforce that or any other term hereof.

12.6	All written notices from one party to another shall be sent by e-mail, confirmed registered letter or by courier, or by registered letter or by courier.

ARTICLE 13 - APPLICABLE LAW AND JURISDICTION

13.1	This Agreement shall in all respects, including the formation, validity, performance, and termination hereof, be governed by and construed in accordance with South African law.

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13.2	The Courts of Johannesburg, South Africa shall have exclusive jurisdiction in case of disputes.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date first written above in two (2) originals, by their duly authorized officers.

DISA MEDINOTEC

Name: Gregory Vizirgianakis

Title: CEO

Signature /s/ Gregory Vizirgianakis

Date: 1 March 2020

DISTRIBUTOR

Name: Ruben Phiri

Title: Owner

Signature: /s/ Ruben Phiri

Date: 1 March 2020

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Exhibit I

PRODUCT RANGE

Item No.	CAPE CROSS RANGE Description
CCDl-1510	Cape Cross PTCA Catheter
CCDl-1512	Cape Cross PTCA Catheter
CCDl-1515	Cape Cross PTCA Catheter
CCDl-1520	Cape Cross PTCA Catheter
CCDl-1525	Cape Cross PTCA Catheter
CCDl-2010	Cape Cross PTCA Catheter
CCDl-2012	Cape Cross PTCA Catheter
CCDl-2015	Cape Cross PTCA Catheter
CCDl-2020	Cape Cross PTCA Catheter
CCDl-2025	Cape Cross PTCA Catheter
CCDl-2030	Cape Cross PTCA Catheter
CCDl-2510	Cape Cross PTCA Catheter
CCDl-2512	Cape Cross PTCA Catheter
CCDl-2515	Cape Cross PTCA Catheter
CCDl-2520	Cape Cross PTCA Catheter
CCDl-2525	Cape Cross PTCA Catheter
CCDl-2530	Cape Cross PTCA Catheter
CCDl-3010	Cape Cross PTCA Catheter
CCDl-3012	Cape Cross PTCA Catheter
CCDl-3015	Cape Cross PTCA Catheter
CCDl-3020	Cape Cross PTCA Catheter
CCDl-3025	Cape Cross PTCA Catheter
CCDl-3030	Cape Cross PTCA Catheter

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Item No.	CAPE CROSS RANGE Description
CCDl-3510	Cape Cross PTCA Catheter
CCDl-3512	Cape Cross PTCA Catheter
CCDl-3515	Cape Cross PTCA Catheter
CCDl-3520	Cape Cross PTCA Catheter
CCDl-3525	Cape Cross PTCA Catheter
CCDl-3530	Cape Cross PTCA Catheter
CCDl-4010	Cape Cross PTCA Catheter
CCDl-4012	Cape Cross PTCA Catheter
CCDl-4015	Cape Cross PTCA Catheter
CCDl-4020	Cape Cross PTCA Catheter
CCDl-4025	Cape Cross PTCA Catheter
CCDl-4030	Cape Cross PTCA Catheter
NCDl-20006*	Cape Cross NC PTCA Catheter
NCDl-20010	Cape Cross NC PTCA Catheter
NCDl-20012	Cape Cross NC PTCA Catheter
NCDl-20015	Cape Cross NC PTCA Catheter
NCDl-20020	Cape Cross NC PTCA Catheter
NCDl-20025*	Cape Cross NC PTCA Catheter
NCDl-20030*	Cape Cross NC PTCA Catheter
NCDl-22506*	Cape Cross NC PTCA Catheter
NCDl-22510	Cape Cross NC PTCA Catheter
NCDl-22512	Cape Cross NC PTCA Catheter
NCDl-22515	Cape Cross NC PTCA Catheter
NCDl-22520	Cape Cross NC PTCA Catheter
NCDl-22530*	Cape Cross NC PTCA Catheter
NCDl-22540*	Cape Cross NC PTCA Catheter
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Item No.	" CAPE CROSS RANGE Description
NCDl-25006*	Cape Cross NC PTCA Catheter
NCDl-25010	Cape Cross NC PTCA Catheter
NCDl-25012	Cape Cross NC PTCA Catheter
NCDl-25015	Cape Cross NC PTCA Catheter
NCDl-25020	Cape Cross NC PTCA Catheter
NCDl-25025*	Cape Cross NC PTCA Catheter
NCDl-25030*	Cape Cross NC PTCA Catheter
NCDl-27506*	Cape Cross NC PTCA Catheter
NCDl-27510	Cape Cross NC PTCA Catheter
NCDl-27512	Cape Cross NC PTCA Catheter
NCDl-27515	Cape Cross NC PTCA Catheter
NCDl-27520	Cape Cross NC PTCA Catheter
NCDl-27525*	Cape Cross NC PTCA Catheter
NCDl-27530*	Cape Cross NC PTCA Catheter
NCDl-30006*	Cape Cross NC PTCA Catheter
NCDl-30010	Cape Cross NC PTCA Catheter
NCDl-30012	Cape Cross NC PTCA Catheter
NCDl-30015	Cape Cross NC PTCA Catheter
NCDl-30020	Cape Cross NC PTCA Catheter
NCDl-30025*	Cape Cross NC PTCA Catheter
NCDl-30030*	Cape Cross NC PTCA Catheter
NCDl-32506*	Cape Cross NC PTCA Catheter
NCDl-32510	Cape Cross NC PTCA Catheter
NCDl-32512	Cape Cross NC PTCA Catheter
NCDl-32515	Cape Cross NC PTCA Catheter
NCDl-32520	Cape Cross NC PTCA Catheter
NCDl-32525*	Cape Cross NC PTCA Catheter
NCDl-32530*	Cape Cross NC PTCA Catheter
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Item No.	CAPE CROSS RANGE Description
NCDl-35006*	Cape Cross NC PTCA Catheter
NCDl-35010	Cape Cross NC PTCA Catheter
NCDl-35012	Cape Cross NC PTCA Catheter
NCDl-35015	Cape Cross NC PTCA Catheter
NCDl-35020	Cape Cross NC PTCA Catheter
NCDl-35025*	Cape Cross NC PTCA Catheter
NCDl-35030*	Cape Cross NC PTCA Catheter
NCDl-40006*	Cape Cross NC PTCA Catheter
NCDl-40010	Cape Cross NC PTCA Catheter
NCDl-40012	Cape Cross NC PTCA Catheter
NCDl-40015	Cape Cross NC PTCA Catheter
NCDl-40020	Cape Cross NC PTCA Catheter
NCDl-40025*	Cape Cross NC PTCA Catheter
NCDl-40030*	Cape Cross NC PTCA Catheter
NCDl-45006	Cape Cross NC PTCA Catheter
NCDl-45010	Cape Cross NC PTCA Catheter
NCDl-5012	Cape Cross NC PTCA Catheter
NCDl-45015	Cape Cross NC PTCA Catheter
NCDl-45020	Cape Cross NC PTCA Catheter
NCDl-45025	Cape Cross NC PTCA Catheter
NCDl-45030	Cape Cross NC PTCA Catheter
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Catalogue Number	TRACHEALATOR Product Description
TRDl- 06030	Trachealator airway dilation balloon 6mmx30mm
TRDl- 07030	Trachealator airway dilation balloon 7mmx30mm
TRDl- 08030	Trachealator airway dilation balloon 8mmx30mm
TRDl- 09030	Trachealator airway dilation balloon 9mmx30mm
TRDl- 10030	Trachealator airway dilation balloon 10mmx30mm
TRDl- 12040	Trachealator airway dilation balloon 12mm x40mm
TRDl- 14540	Trachealator airway dilation balloon 14.5mm x 40mm
TRDl- 16040	Trachealator airway dilation balloon 16mm x40mm
TRDl- 18040	Trachealator airway dilation balloon 18mmx40mm

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Exhibit II

GUIDELINES ON A MEDICAL DEVICES VIGILANCE SYSTEM

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